AT THE COMPANY:                AT HOLIDAY:
Kenneth C. Bloom               Robert S. Nye
Executive VP/Chief             VP Human Resources
Financial Officer
(414) 862-3302                 (612) 830-8737

FOR IMMEDIATE RELEASE

    GANDER MOUNTAIN TO SELL REMAINING TWELVE STORES
                 TO HOLIDAY COMPANIES


     Wilmot, Wisconsin, October 30, 1996 -- Gander
Mountain, Inc., a leading marketer of outdoor sporting goods, today announced that it has arrived at an agreement in principle to sell all of its assets, including its remaining twelve retail stores, to Holiday Companies, a privately-held Bloomington,
Minnesota based retailer and wholesaler of outdoor and other sporting goods as well as gasoline and food products. Gander Mountain has been in Chapter 11 bankruptcy since August 9, 1996. The agreement in principle contemplates that Holiday Companies would assume all secured debt, administrative expenses of the bankruptcy (including post-petition liabilities), priority claims and pay $19.5 million, to be allocated
$18.5 million to unsecured creditors, $0.5 million to preferred stockholders and $0.5 million to common stockholders. The economic terms of the agreement have been approved by the Unsecured Creditors' Committee in the bankruptcy case and are to be incorporated in a plan of reorganization.

     Under terms of the agreement, Holiday Companies will acquire Gander Mountain's five stores in Wisconsin
(Appleton, Brookfield, Madison, Wausau and Wilmot), six stores in Michigan (Flint, Grand Rapids, Pontiac,
Saginaw, Taylor and Utica), and one store in Indiana
(Merrillville). The acquisition includes the purchase of inventory, store fixtures and leasehold improvements and the assumption of existing leases for the facilities. Holiday plans to continue to operate the stores under the Gander Mountain name. Holiday intends to hire as many of the existing Gander Mountain employees as possible.

     With this acquisition, Holiday's outdoor sporting goods group will have twenty-seven (27) retail stores in four states. In July, 1996, Holiday acquired five stores from Gander Mountain which included three stores in Minnesota (Duluth, Maple Grove and St. Cloud) and two stores in Wisconsin (Eau Claire and LaCrosse).
Holiday will continue to operate these stores under the Gander Mountain names.

     Holiday also owns and operates five Holiday Sports stores in Minnesota (Bloomington, Brooklyn Park,
Burnsville, Fridley and Plymouth) and five Burger
Brothers Outdoor Outfitters stores in Minnesota
(Bloomington, Minnetonka, Roseville, Rochester and
Woodbury).

     A spokesperson for Holiday Companies said, "We are pleased to have reached this agreement in principle with Gander Mountain. We believe that combining the operating and financial strengths of Holiday Companies with the Gander Mountain specialty retail concept will produce a successful, growing market-leading retailer serving the hunting, fishing and camping enthusiast."

     Consummation of the transaction is subject to a number of contingencies, including negotiation of a definitive asset purchase agreement and plan of reorganization and approval of the plan by creditors, preferred stockholders and the bankruptcy court.